Exhibit 4.9(xi)

Comprehensive Credit Facility Agreement

No.: 405787_Tech E-Loan (Shanghai)_Comprehensive Credit Facility Agreement Online Execution_2503120949100021

COMPREHENSIVE CREDIT FACILITY AGREEMENT

(Online Execution Version)

Comprehensive Credit Facility Agreement

TABLE OF CONTENTS

Chapter I Definitions and Interpretation	2

Chapter II Maximum Credit Facility Limit and Specific Credit Facility Limits	3

Chapter III Credit Facility Period	5

Chapter IV Utilization of Maximum Credit Facility Limit and Specific Credit Facility Limits	5

Chapter V Fee Rates	6

Chapter VI Adjustment of Maximum Credit Facility Limit and Specific Credit Facility Limits	7

Chapter VII Security	8

Chapter VIII Party B’s Commitments	9

Chapter IX Party A’s Commitments	9

Chapter X Effectiveness of Agreement	12

Chapter XI Disputes and Resolution	13

Chapter XII Integrity of Agreement	14

Chapter XIII Supplementary Provisions	15

Annex 1 Environmental and Social Risk Management Commitments	17

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Comprehensive Credit Facility Agreement

COMPREHENSIVE CREDIT FACILITY AGREEMENT

Credit Recipient (Party A): WIPO (Shanghai) New Energy Technology Co., Ltd.

Unified Social Credit Code: 91310107324485470F

Domicile: Room 2349, No. 105, Lane 2891, Qilianshan South Road, Putuo District, Shanghai

Legal Representative: Yuejin Liu

(ID No.: *****************)

Telephone: *************

Credit Grantor (Party B): China Everbright Bank Co., Ltd. Shanghai Gubei Sub-branch

Unified Social Credit Code: 91310105789526295W

Domicile: No. 105 Songyuan Road, Changning District, Shanghai

Telephone: 021-63795488

In accordance with the currently effective laws and regulations of the state, the Credit Recipient (hereinafter referred to as “Party A”) and the Credit Grantor (hereinafter referred to as “Party B”), in the principles of equality, voluntariness, and good faith, hereby enter into this Agreement through consensus to be jointly observed by both parties.

Comprehensive Credit Facility Agreement

Chapter I Definitions and Interpretation

Article 1

Unless the context of this Agreement requires a different interpretation, the following terms in this Agreement shall have the meanings set forth below:

“Comprehensive Credit Facility” means the conditional commitment by Party B to provide one or several types of credit support to Party A.

“Specific Business” means the specific credit facility business provided by Party B to Party A as determined under Party B’s comprehensive credit facility to Party A, including loans, banker’s acceptances, trade finance, etc.

“Maximum Credit Facility Limit” means the maximum balance of debt principal formed by various specific businesses that Party A may apply to use from Party B during the comprehensive credit facility validity period agreed in this Agreement, as determined under Party B’s comprehensive credit facility to Party A.

“Specific Credit Facility Limit” means the maximum balance of debt principal formed by a particular specific business that Party A may apply to use from Party B during the comprehensive credit facility validity period agreed in this Agreement, as determined within the Maximum Credit Facility Limit.

“Utilized Credit Facility Limit” means the sum of the outstanding debt principal balances of a particular specific business that Party A has not yet repaid during the comprehensive credit facility validity period agreed in this Agreement, within the Specific Credit Facility Limit.

“Specific Business Contract” means the corresponding contract or agreement entered into by Party A and Party B regarding a specific business and the utilization of the Specific Credit Facility Limit.

“Online Loan Facility (Wang Dai Yi)” means a credit facility utilization arrangement whereby Party A applies to Everbright Bank and enters into the “Online Loan Facility Business Agreement,” under which, within the limit and validity period agreed in the agreement, Party A is permitted to use its credit facility limit with Everbright Bank through the designated electronic system of Everbright Bank for daily external payments to meet the needs of enterprise production and operation.

Comprehensive Credit Facility Agreement

“Corporate Online Banking” means the Internet service provided by Party B to Party A based on Party B’s data centralization system, featuring “one-point access, full-jurisdiction service, and real-time account crediting,” specifically tailored for corporate users.

“Sunshine Inclusive Cloud System” means the cloud-based technology system whereby Party B applies financial technology means such as “big data and cloud computing” to provide online financial services and technology output services for inclusive finance ecological chain customers.

“Corporate Mobile Banking APP” means the mobile online banking service system provided by Party B to Party A based on digital certificates issued by the China Financial Certification Authority (CFCA) as valid seals.

Chapter II Maximum Credit Facility Limit and Specific Credit Facility Limits

Article 2

(1) The Maximum Credit Facility Limit (combined local and foreign currencies, with foreign currencies converted to RMB at the benchmark exchange rate on the date of execution of this Agreement) provided by Party B to Party A under this Agreement is: RMB Five Million Yuan (RMB 5,000,000.00).

(2) Both Party A and Party B jointly confirm that, from the effective date of this Agreement, all outstanding business credit facility limits under the Comprehensive Credit Facility Agreement No. [ ] shall be incorporated into the credit facility limit management under this Agreement, and all security/guarantee methods under this Agreement shall cover all outstanding business under the aforesaid Comprehensive Credit Facility Agreement.

Comprehensive Credit Facility Agreement

Article 3

Within the above Maximum Credit Facility Limit, the Specific Credit Facility Limits for each specific business are as follows:

(1) General Loans: Specific Credit Facility Limit RMB 5,000,000.00

(2) Banker’s Acceptances: Specific Credit Facility Limit RMB /

(3) Trade Finance: Specific Credit Facility Limit RMB /

Matters relating to the utilization of the Specific Credit Facility Limit for trade finance business shall be separately agreed by Party A and Party B in a Trade Finance Comprehensive Credit Facility Agreement (No. /) or / Agreement (No. /).

(4) Banker’s Acceptance (Discounting After Acceptance) Discount: Specific Credit Facility Limit RMB /

(5) Bill Discounting: (Where Party A issues a draft as the drawer and the holder applies to China Everbright Bank for commercial bill discounting, Party A’s bill discounting limit under this Agreement shall be utilized) Specific Credit Facility Limit RMB /

(6) Domestic Letter of Credit: Specific Credit Facility Limit RMB /

Matters relating to the utilization of the Specific Credit Facility Limit for domestic letter of credit business shall be separately agreed by Party A and Party B in a Domestic Letter of Credit Financing Credit Facility Agreement (No. /).

(7) Online Loan Facility: Specific Credit Facility Limit RMB /

Matters relating to the utilization of the Specific Credit Facility Limit for Online Loan Facility business shall be separately agreed by Party A and Party B in an Online Loan Facility Business Agreement (Online Execution Version) (No. /).

(8) Others: Everbright Quick Loan

Specific Credit Facility Limit RMB 5,000,000.00

Comprehensive Credit Facility Agreement

(9) Other Agreements: With the consent of both Party A and Party B, during the performance of this Agreement, within the Maximum Credit Facility Limit, the specific business types (including but not limited to the above business types) may still be adjusted and changed, and limits may be interchanged among different business types.

Chapter III Credit Facility Period

Article 4

The valid utilization period of the Maximum Credit Facility Limit shall be: from March 12, 2025 to September 11, 2026.

The term of specific business shall be as agreed in the specific business contract; provided that the commencement date of utilization of the Specific Credit Facility Limit under each specific business shall not be later than the expiry date (inclusive) of the above valid utilization period of the Maximum Credit Facility Limit.

Chapter IV Utilization of Maximum Credit Facility Limit and Specific Credit Facility Limits

Article 5

Within the Maximum Credit Facility Limit and its valid utilization period as agreed in this Agreement, Party A may apply to utilize each Specific Credit Facility Limit once or in multiple installments; Party B shall determine the name, amount, and term of the specific business applied for by Party A based on Party A’s credit status, combined with Party B’s credit policy, and in accordance with this Agreement.

Comprehensive Credit Facility Agreement

Article 6

Provisions on Revolving Utilization: Within the valid utilization period of the Maximum Credit Facility Limit as agreed in this Agreement, Party A may utilize the Specific Credit Facility Limit on a revolving basis, meaning that after the obligations under any specific business are fully repaid, the Specific Credit Facility Limit occupied by such specific business may continue to be utilized by new similar specific business; except where non-revolving utilization is required by Party B.

Article 7

When conducting specific business, Party A and Party B shall enter into a specific business contract and comply with the provisions of this Agreement and the specific business contract. If the specific business contract is inconsistent with this Agreement, the specific business contract shall prevail. If Party A is a group customer identified by Party B in accordance with the “Guidelines for Credit Risk Management of Group Customers of Commercial Banks” and other relevant laws and regulations, where the default circumstances agreed in the specific business contract do not include the circumstances listed in Article 9 of this Agreement, the circumstances listed in Article 9 of this Agreement shall be deemed default circumstances of the specific business contract.

Chapter V Fee Rates

Article 8

The interest rates, exchange rates, fee rates, and various fees to be charged by Party B for each specific business under this Agreement shall be separately agreed by Party A and Party B in the specific business contract, and shall be based on each specific business contract executed by both parties.

Comprehensive Credit Facility Agreement

Chapter VI Adjustment of Maximum Credit Facility Limit and Specific Credit Facility Limits

Article 9

If any of the following circumstances occurs during the performance of this Agreement or a specific business contract by Party A, Party B shall have the right to adjust the Maximum Credit Facility Limit, Specific Credit Facility Limits, and credit facility period, to terminate the comprehensive credit facility provided to Party A and unilaterally cease payment of any unused credit facility limit by Party A, recall part or all of the utilized credit facility limit in advance, and take other measures in accordance with law:

(1) Significant adjustments to the state’s monetary policy;

(2) Material financial risks occurring or latent in the region where Party A operates;

(3) Material changes in the market related to Party A’s operations;

(4) Party A is experiencing or is about to experience material operational difficulties or risks, deterioration of financial condition, business suspension, closure, declaration of bankruptcy, dissolution, revocation of business license/institution legal person certificate, or deregistration;

(5) Party A undergoes material mergers, acquisitions, reorganizations, spin-offs, consolidations, terminations, or other major structural changes that Party B considers may affect loan security;

(6) Party A refuses to accept Party B’s supervision and inspection of its credit fund utilization and relevant operational and financial activities;

(7) Party A changes the original purpose of the loan without Party B’s consent, misappropriates the loan, or uses the bank loan for illegal or non-compliant transactions;

(8) Party A provides false materials or conceals important operational and financial facts;

(9) Party A transfers property, withdraws capital, or evades debt;

Comprehensive Credit Facility Agreement

(10) Party A, as a group customer identified by Party B in accordance with the “Guidelines for Credit Risk Management of Group Customers of Commercial Banks” and other relevant laws and regulations, uses false contracts with related parties to discount or pledge receivable bills or accounts receivable without genuine trade background at Party B to obtain Party B’s funds or credit facilities; or evades bank obligations through related party transactions;

(11) Party A breaches the commitment matters agreed in this Agreement;

(12) The guarantor under this Agreement experiences severe capital shortage or major operational difficulties, seriously affecting its guarantee capacity;

(13) The collateral or pledged property for security is damaged or lost, endangering Party B’s claim security;

(14) Any other event occurs or any other circumstance arises that, based on Party B’s analysis or judgment, has caused or is about to cause a decline in Party A’s debt repayment capacity or damage to Party B’s interests;

(15) Party A fails to perform its obligations under any specific business contract.

Article 10

After execution of this Agreement, Party A may apply in writing to adjust each Specific Credit Facility Limit, which shall be adjusted upon Party B’s written consent. Party A’s written application and Party B’s written approval shall be deemed an amendment to Article 3 of this Agreement and shall have the same legal effect as this Agreement.

Chapter VII Security

Article 11

To secure the claims under this Agreement, the following security methods shall be adopted:

(1) Guarantor Liu Yuejin shall enter into the “Maximum Guarantee Contract” with Party B (No. 405787_Tech E-Loan (Shanghai)_Maximum Guarantee Contract Natural Person_2503120949100021_0).

Comprehensive Credit Facility Agreement

(2) Mortgagor / shall enter into the “Maximum Mortgage Contract” with Party B (No. ).

(3) Pledger / shall enter into the “Maximum Pledge Contract” with Party B (No. /).

(4) Other methods /

Article 12

Notwithstanding the security methods agreed in this Chapter, when conducting specific business, if Party B deems it necessary, Party B still has the right to require Party A to provide additional security; Party A may not refuse to provide other security on the grounds that this Chapter already contains security arrangements.

Chapter VIII Party B’s Commitments

Article 13

Where Party A applies to utilize the Specific Credit Facility Limit in accordance with this Agreement, Party B shall review Party A in accordance with the currently effective laws and regulations of the state and Party B’s credit management regulations, and shall independently decide whether to grant credit facilities to Party A and the specific contents such as the amount and term of the credit facility limit based on the review results; the review results shall be promptly communicated to Party A.

Chapter IX Party A’s Commitments

Article 14

Party A shall repay the obligations on time in accordance with the specific business contracts and pay all payable fees on schedule.

Article 15

The utilization of funds within the Specific Credit Facility Limit shall comply with the provisions of laws and regulations and the agreements of this Agreement and the specific business contracts, and Party A shall accept Party B’s inspection at any time.

Article 16

During the credit facility period, Party A shall promptly submit true financial statements to Party B, truthfully provide information on its major domestic account-opening banks, bank accounts, and deposit and loan balances, as well as other relevant operational materials, and promptly provide information on changes in bank accounts and changes in operational conditions.

Comprehensive Credit Facility Agreement

Article 17

If Party A is a group customer identified by Party B in accordance with the “Guidelines for Credit Risk Management of Group Customers of Commercial Banks” and other relevant laws and regulations, during the credit facility period, Party A shall promptly report to Party B related party transactions exceeding 10% of its net assets, including but not limited to:

(1) The related party relationship of the transaction parties;

(2) Transaction items and transaction nature;

(3) Transaction amounts or corresponding proportions;

(4) Pricing policies (including transactions without amounts or with nominal amounts);

(5) Other circumstances as required by laws and regulations or Party B.

Article 18

During the credit facility period, if Party A provides security to any third party or enters into contracts with security functions with others, it shall obtain Party B’s prior written consent and shall not affect its ability to repay obligations to Party B on schedule.

Article 19

During the credit facility period, Party A shall undertake the following notification obligations, including but not limited to:

(1) If there are changes to the legal representative (principal) or legal person domicile, business premises, as well as changes in registered capital, equity, and material investments, Party A shall notify Party B in writing within 15 days of the change and provide relevant materials.

(2) During the credit facility period, if Party A is involved in material litigation, arbitration, or other judicial proceedings, or administrative penalty proceedings, or if Party A’s operational or financial condition undergoes material changes that may affect the realization of Party B’s claims, Party A shall immediately notify Party B in writing.

(3) During the credit facility period, regardless of whether Party A undertakes merger, acquisition, spin-off, or other forms of asset restructuring activities, or any form of contracted or leased operation changes to enterprise operation rights, or activities changing the enterprise organization or operation method, or applying for dissolution, bankruptcy, or other termination of enterprise operation activities, as well as external investments, external security, material increase in debt financing, or other material matters that may affect debt repayment capacity, Party A shall notify Party B in writing two months in advance and obtain Party B’s consent, and must repay all debts owed to Party B or make arrangements for debt repayment.

Comprehensive Credit Facility Agreement

Article 20

Party A’s breach of any provision of this Agreement or a specific business contract shall constitute a default under this Agreement; Party B has the right to recall any funds under the Maximum Credit Facility Limit in advance, reduce or cancel any unused credit facility limit, and has the right to terminate this Agreement and the specific business contracts.

Party A shall be fully liable for any losses caused to Party B by Party A’s default, including but not limited to all financing principal, interest, default interest, compound interest (for interest not paid on time, including overdue interest and interest on loans misappropriated or used not in accordance with the contract purpose, Party B has the right to calculate compound interest at the default interest rate in accordance with the People’s Bank of China regulations), liquidated damages, damages for loss, and other payable amounts (including but not limited to litigation fees, arbitration fees, preservation fees, auction fees, appraisal fees, enforcement fees, notarization fees, travel expenses, and attorney fees).

Article 21

Party A hereby irrevocably undertakes that in the event of breach of the obligations agreed in this Agreement, Party B may report Party A’s default and dishonesty information to credit reporting agencies, banking associations, and other institutions, and authorizes such institutions to share Party A’s dishonesty information among banking financial institutions and even make it public to society through appropriate means.

Party A voluntarily accepts the joint dishonesty punishment and rights protection measures that may be taken by Party B and other banking financial institutions, including but not limited to reducing or stopping credit facilities, stopping the opening of new settlement accounts, and stopping the processing of new credit cards for the legal representative.

Comprehensive Credit Facility Agreement

Chapter X Effectiveness of Agreement

Article 22

This Agreement adopts an online execution model, and the signing process is conducted through electronic workflow. The specific signing method is as follows: after Party B drafts this Agreement online in its internal system, Party A may log in to the corporate online banking, Sunshine Inclusive Cloud, corporate mobile banking APP, or other relevant systems opened with Party B to review this Agreement and transmit the confirmation and signing electronic instructions to Party B via customer certificate; upon receipt of Party A’s confirmation and signing information, Party B shall confirm and sign this Agreement online.

Article 23

Corporate Online Banking: The customer certificate, customer number, user ID, and user password issued by Party B to Party A are the sole valid proof for Party B to confirm Party A’s identity when Party A logs in to Party B’s corporate online banking system. After Party A successfully logs in to Party B’s corporate online banking, the electronic instructions submitted with such customer certificate shall be deemed to be the legitimate and valid instructions issued by Party A, and constitute the legal basis for Party B to provide corresponding services to Party A; all liability arising therefrom shall be borne by Party A. Party A shall properly safeguard the customer certificate, customer number, user ID, and user password issued by Party B and bear the risk of loss or unauthorized use.

Sunshine Inclusive Cloud System: Party A authorizes Party B to read the customer certificate on Party A’s UKEY and authenticate Party A’s identity through the CFCA “Digital Certificate Unified Authentication Platform;” such authentication shall serve as the sole valid method for Party B to confirm Party A’s identity. After Party A successfully logs in to the Sunshine Inclusive Cloud System, all operations conducted with the customer certificate shall be deemed as Party A’s own true acts, and the electronic instructions submitted by Party A with the customer certificate shall be deemed to be the legitimate and valid instructions issued by Party A, and constitute the legal basis for Party B to provide corresponding services to Party A; all liability arising therefrom shall be borne by Party A. Party A shall properly safeguard the customer certificate and user password and bear the risk of loss or unauthorized use.

Comprehensive Credit Facility Agreement

Corporate Mobile Banking APP: Party B’s corporate mobile banking system adopts digital certificates issued by the China Financial Certification Authority (CFCA) as valid seals; Party A recognizes the legality, validity, and security of such certificates and voluntarily logs in to the corporate mobile banking system through an effectively authorized mobile number, ID number, and login password, and recognizes the effectively authorized mobile number, ID number, and login password as the sole valid proof for logging in to its corporate mobile banking with Party B. After Party A successfully logs in to Party B’s corporate mobile banking APP, the electronic instructions submitted with the digital certificate shall be deemed to be the legitimate and valid instructions issued by Party A, and constitute the legal basis for Party B to provide corresponding services to Party A; all liability arising therefrom shall be borne by Party A. Party A shall properly safeguard the mobile device and mobile number, ID number, login password, and personal information, and bear the risk of loss or unauthorized use.

Article 24

This Agreement shall take effect after being confirmed and signed by Party A and finally confirmed and signed by Party B through the signing process described in Article 22. The text of this Agreement shall be based on the version stored in Party B’s internal system after the Agreement takes effect.

Chapter XI Disputes and Resolution

Article 25

If any dispute arises between Party A and Party B in the performance of this Agreement, both parties shall first attempt to resolve it through friendly consultation; if consultation fails and litigation is required, either party may file a lawsuit with the people’s court having jurisdiction at the location of Party B.

Article 26

Party A undertakes that once a dispute arises from this Agreement, Party A agrees to select the address listed under Option [ 1 ] below as the judicial service address; if the following address changes, Party A shall notify Party B in writing; if no written notice is given, it shall be deemed that the judicial service address has not changed.

[1] Written service address: Room 901, Building E1, No. 1588 Zhuguang Road, Qingpu District, Shanghai

[2] Electronic service address (optional):

Fax: /

Email: /

WeChat ID: /

Comprehensive Credit Facility Agreement

Chapter XII Integrity of Agreement

Article 27

Each specific business contract entered into by Party B and Party A based on this Agreement constitutes a valid component of this Agreement and forms an integrated agreement.

Article 28

If Party A fails to perform its obligations under any specific business contract entered into by Party A and Party B based on this Agreement, it shall constitute a default under this Agreement, and Party B may terminate this Agreement and recall all unmatured claims in advance.

Article 29

With Party B’s written consent, Party A may authorize all or part of the credit facility limit under this Agreement to other entities for use, and the authorized entities may enter into relevant specific business contracts with Party B in their own names; the specific contents shall be subject to the “Credit Facility Limit Utilization Authorization Letter” issued by Party A and recognized by Party B.

Article 30

Party A is not required to specify the Specific Credit Facility Limits for the specific businesses described in Article 3 in the “Credit Facility Limit Utilization Authorization Letter” or “Repurchase Guarantee Limit Utilization Authorization Letter.”

Article 31

Party A must specify in the “Credit Facility Limit Utilization Authorization Letter” whether the authorized entity may further authorize.

Article 32

For matters not provided in this Agreement, Party A and Party B may separately enter into a written agreement as an annex to this Agreement; the annexes to this Agreement are a valid component of this Agreement and have the same legal effect as this Agreement.

Comprehensive Credit Facility Agreement

Chapter XIII Supplementary Provisions

Article 33

Both parties to this Agreement agree to notarize this Agreement and undertake to grant this Agreement enforceable effect. When Party A fails to perform or incompletely performs its obligations, or when circumstances arise as provided by laws and regulations or as agreed in this Agreement for Party B to realize its claims, Party B has the right to directly apply to the people’s court with jurisdiction for compulsory enforcement. Party A has no objection to the compulsory enforcement application filed by Party B in accordance with this Agreement. (This article is optional; both parties select [ ] in this Agreement: 1. Applicable; 2. Not Applicable.) If applicable, both parties jointly confirm that the bearer and method of the above notarization fees shall be: borne by □ Party A (Credit Recipient); □ Party B (Credit Grantor); □ Party A (Credit Recipient) at / and Party B (Credit Grantor) at / (ratio) jointly.

Article 34

If at any time any provision of this Agreement is or becomes unlawful, invalid, or unenforceable in any respect, the legality, validity, or enforceability of the other provisions of this Agreement shall not be affected or impaired.

Article 35

If banker’s acceptance bill business occurs under this Agreement, the “Banker’s Acceptance Agreement” shall be entered into with / (branch or branch-designated institution name), and the specific business shall be handled by / (branch or branch-designated institution name); all rights and obligations under the “Banker’s Acceptance Agreement” shall be borne by / (branch or branch-designated institution name). (This article is optional; both parties select [ / ] in this Agreement: 1. Applicable; 2. Not Applicable.)

Comprehensive Credit Facility Agreement

Article 36

In accordance with the relevant contents of the CBIRC “Key Evaluation Indicators for Green Credit Implementation,” the category of the Credit Recipient in the environmental and social risk classification is [ 3 ] (1. Category A or B; 2. Category C; 3. Not Applicable) (see the attached table in Annex 1 for details). Among them, Credit Recipients classified as Category A or B hereby voluntarily make environmental and social risk management commitments (see Annex 1 for specific contents), and strictly fulfill the corresponding responsibilities and obligations in accordance with the commitments.

Article 37

If Party A has any comments or suggestions regarding Party B’s products and services, Party A may provide feedback by calling the Customer Service/Complaint Hotline: 95595.

Article 38

Other agreements: /

Party A: WIPO (Shanghai) New Energy Technology Co., Ltd.

Unified Social Credit Code: 91310107324485470F

Party B: China Everbright Bank Co., Ltd. Shanghai Gubei Sub-branch

Unified Social Credit Code: 91310105789526295W

Comprehensive Credit Facility Agreement

Annex 1 Environmental and Social Risk Management Commitments

As a customer classified as Category A or B in the environmental and social risk classification (classification basis see the attached table), the Credit Recipient agrees to sign this letter of commitment as an annex to the Comprehensive Credit Facility Agreement, as an integral part thereof. The Credit Recipient commits as follows:

1. The Credit Recipient’s declarations and warranties regarding the management of environmental and social risks, including but not limited to:

1.1 Declaring and warranting that the Credit Recipient’s internal management documents relating to environmental and social risks comply with regulatory requirements and are effectively implemented;

1.2 Declaring and warranting that the Credit Recipient is not involved in any material litigation cases related to environmental and social risks.

2. The Credit Recipient undertakes to accept the Lender’s supervision and strengthen constraints on environmental and social risk management, including but not limited to:

2.1 Committing that all actions and performances related to environmental and social risks are compliant;

2.2 Committing to establish and improve internal management systems for environmental and social risks, with detailed provisions on the responsibilities, obligations, and penalty measures of relevant personnel of the Credit Recipient;

2.3 Committing to establish and improve emergency mechanisms and measures for environmental and social risk incidents;

2.4 Committing to establish dedicated departments and/or designate dedicated personnel responsible for environmental and social risk matters;

2.5 Committing to cooperate with the Lender or its recognized third parties in the assessment and inspection of the Credit Recipient’s environmental and social risks;

Comprehensive Credit Facility Agreement

2.6 Committing to make appropriate responses or take other necessary actions when facing strong questions from the public or other stakeholders regarding the Credit Recipient’s performance in controlling environmental and social risks;

2.7 Committing to urge the Credit Recipient’s critical related parties to strengthen management to prevent the environmental and social risks of related parties from spreading to the Credit Recipient;

2.8 Committing to fulfill other matters that the Lender considers related to the control of environmental and social risks.

3. The Credit Recipient shall promptly and fully report relevant information to the Lender:

3.1 Various permits, approvals, and verification status related to environmental and social risks during the commencement, construction, operation, and shutdown processes;

3.2 Assessment and inspection status of the Credit Recipient’s environmental and social risks by environmental and social risk regulatory agencies or their recognized agencies;

3.3 Construction and operation status of environmental facilities;

3.4 Pollutant discharge and compliance status;

3.5 Employee safety and health status;

3.6 Major complaints and protests from adjacent communities against the Credit Recipient;

3.7 Major environmental and social claims;

3.8 Other material circumstances that the Lender considers related to environmental and social risks.

4. The occurrence of the following circumstances shall be deemed a default event by the Credit Recipient in managing environmental and social risks under this Agreement:

4.1 The Credit Recipient’s declarations, warranties, and commitments regarding environmental and social risk management are not seriously fulfilled;

4.2 The Credit Recipient is penalized by relevant government departments due to poor environmental and social risk management;

Comprehensive Credit Facility Agreement

4.3 The Credit Recipient is strongly questioned by the public and/or media due to poor environmental and social risk management;

4.4 Other default events related to environmental and social risk management agreed upon by the Credit Grantor and the Credit Recipient, including cross-default events.

5. When the Credit Recipient is in default, the Credit Grantor may independently take the following measures:

5.1 Revoke credit facility commitments already made;

5.2 Suspend loan disbursement until the Credit Recipient takes remedial measures satisfactory to the Credit Grantor;

5.3 Recall disbursed loans in advance;

5.4 Exercise relevant mortgage and pledge rights in advance when loans cannot be repaid;

5.5 Other penalty measures agreed upon by the Credit Grantor and the Credit Recipient.

Attached Table: National Economic Code Table for Category A and B Projects and Customers

Category A: Customers whose construction, production, and operation activities may severely change the environmental status and produce adverse environmental and social consequences that are not easily eliminated. Customers engaged in the following project development and operations shall in principle be classified as Category A:

- Nuclear Power Plants (Industry Code 4413, Nuclear Power Generation) - Construction, Operation, and Shutdown

- Large Hydropower Stations (Industry Code 4412, Hydropower Generation) - Projects subject to approval and verification by the State Council, the National Development and Reform Commission, and relevant competent authorities

- Large Water Conservancy Projects (Industry Code 482, Water Conservancy and Inland River Port Engineering Construction)

Comprehensive Credit Facility Agreement

- Mineral and Non-mineral Resource Extraction Projects:

06 Coal Mining and Dressing

07 Oil and Natural Gas Extraction

08 Ferrous Metal Ore Mining and Dressing

09 Non-ferrous Metal Ore Mining and Dressing

10 Non-metallic Mineral Mining and Dressing

12 Other Mining

- Large Facilities in Environmentally and Ecologically Fragile Areas (including tourism facilities)

- Large Facilities in Ethnic Minority Areas

- Large Industrial Projects Adjacent to Residential Concentration Areas and Water Intake Areas

Category B: Customers whose construction, production, and operation activities will produce adverse environmental and social consequences but are relatively easy to eliminate through mitigation measures. Customers engaged in the following industries shall in principle be classified as Category B:

- Printing and Dyeing, Dyeing and Finishing:

1713 Cotton Printing and Dyeing Precision Processing

1723 Wool Dyeing and Finishing Precision Processing

1733 Linen Dyeing and Finishing Precision Processing

1743 Silk Printing and Dyeing Precision Processing

1752 Chemical Fiber Fabric Dyeing and Finishing Precision Processing

1762 Knitted or Crocheted Fabric Printing and Dyeing Precision Processing

- Tanning and Processing: 1910 Leather Tanning and Processing; 1931 Fur Tanning and Processing

Comprehensive Credit Facility Agreement

- Papermaking: 221 Pulp Manufacturing; 222 Paper Manufacturing

- Petroleum Processing, etc.: 25 Petroleum Processing, Coking, and Nuclear Fuel Processing

- Chemical Production: 26 Chemical Raw Materials and Chemical Products Manufacturing

- Pharmaceuticals: 27 Pharmaceutical Manufacturing

- Rubber and Plastic Production: 29 Rubber and Plastic Products Industry

- Non-metallic Mineral Production: 30 Non-metallic Mineral Products Industry

- Metal Smelting and Rolling Processing: 31 Ferrous Metal Smelting and Rolling Processing; 32 Non-ferrous Metal Smelting and Rolling Processing

- Thermal Power Generation, Heat Production and Supply, Gas Production and Supply:

4411 Thermal Power Generation; 4430 Heat Production and Supply; 4500 Gas Production and Supply

- Large Facility Construction: 47 Building Construction; 48 Civil Engineering Construction

- Long-distance Transportation Projects; Urban Rail Transit Projects:

53 Railway Transportation; 5412 Urban Rail Transit; 57 Pipeline Transportation

(Note: If located in environmentally and ecologically fragile areas, or if construction involves national key cultural heritage, they should be classified as Category A.)

Category C: Customers whose construction, production, and operation activities will not produce obvious adverse environmental and social consequences.